Exhibit 99.p(22)
THE CODE OF CONDUCT
Our Code of Conduct provides the framework to maintain the highest standards of professional conduct. The Code of Conduct is a statement of the Company’s values and ethical standards, and all employees and directors are required to adhere to its principles to ensure that we protect our most valuable asset, the reputation of The Bank of New York Mellon Corporation and its subsidiaries (the Company).
Through the Code of Conduct, we are guided by the following principles:
•	Compliance with all applicable laws, regulations, policies and procedures is essential to our success and is required of every employee and director.

•	All of our decisions and acts are proper, in terms of our own sense of integrity and how these acts might appear to others.

•	Our interactions with present or prospective customers, suppliers, government officials, competitors, and the communities we serve comply with applicable legal requirements and follow the highest standards of business ethics.

•	We are honest, trustworthy, and fair in all of our actions and relationships with, and on behalf of, the Company.

•	Our books and records are maintained honestly, accurately, and in accordance with acceptable accounting practices.

•	We avoid situations in which our individual personal interests conflict, may conflict or may appear to conflict with the interests of the Company or its customers.

•	We secure business based on an honest, competitive market process, which contributes to the Company’s earnings by providing customers with appropriate financial products and services.

•	We maintain the appropriate level of confidentiality at all times with respect to information or data pertaining to customers, suppliers, employees or the Company itself.

•	We protect and help maintain the value of the Company’s assets, including facilities, equipment, and information.

•	We act professionally and respect the dignity of others.

•	We contribute to the effectiveness of the Code of Conduct by notifying management, or the non-management directors, whenever violations or possible violations are observed or suspected.

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Employees and directors must apply the principles of the Code of Conduct in all of their business dealings and in every aspect of their employment by, or directorship of, the Company. The principles apply to all forms of communication, including voice, written, e-mail, and the Internet.
Employees and directors must consider their actions in light of how they might be interpreted by others and whether they are behaving appropriately and performing in the best overall interests of the Company. Compliance with the spirit and the letter of the Code of Conduct is critical and required. The Code of Conduct is set forth below. More extensive direction to help employees understand and apply the principles of the Code of Conduct is provided in the Interpretive Guidance, which is also required reading for all employees.
Avoiding Conflicts of Interest
Employees and directors must make all business decisions for the Company free of conflicting outside influences. Employee and director conflicts of interest, or potential conflicts of interest, must be identified and addressed appropriately. Employees are subject to restrictions with respect to compensation offered and received, gifts and entertainment presented and received, personal fiduciary appointments, acceptance of bequests, outside employment and other affiliations, signing authority on accounts at the Company, and holding a political office. Employees are required to disclose conflicts and potential conflicts in the above categories, as well as conflicting or potentially conflicting relationships with customers, prospects, suppliers, and other employees. Senior managers must review disclosures and determine whether individual employee situations are acceptable because they do not present a conflict of interest for the Company. Directors are required to disclose their potential conflicts of interest to the Chief Executive Officer or the General Counsel for their review.
Proper Use and Care of Information and Proper Record Keeping
The Company recognizes its obligation to shareholders, customers, and employees to ensure the protection, confidentiality, and integrity of all forms of data and information entrusted to it; employees and directors must maintain this confidentiality, even after they leave the Company. Employees and directors must also prevent misuse of confidential information, such as improper insider trading, trading upon material non-public information, and disclosing confidential information.
All entries made to books and records must be accurate and in accordance with established accounting and record-keeping procedures and sound accounting controls. Books and records must also be retained, as required, to comply with document retention requirements. Periodic reports submitted to the Securities and Exchange Commission, other regulators, management, and the public must reflect full, fair, accurate, timely, and understandable disclosure of the Company’s financial condition.

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Dealings with Customers, Prospects, Suppliers, and Competitors
All dealings with customers, prospects, suppliers, and competitors must be conducted in accordance with law and on terms that are fair and in the best interests of the Company. Decisions concerning placement of the Company’s business with current or prospective customers and suppliers must be based solely on business considerations. Employees and directors must not allow personal relationships with current or prospective customers or suppliers to influence business decisions. Each employee who conducts business with customers, and who approves or can influence customer transactions must read and comply with the Company’s Know Your Customer Policies and Procedures. Employees must be mindful of potential or actual conflicts of interests, inside or outside of the Company, that may influence business decisions or otherwise interfere with the performance of their particular responsibilities at the Company and their duties to customers. Employees must comply with all laws and regulations pertaining to anti-money laundering, record keeping, antitrust, fair competition, anti-racketeering, and anti-bribery applicable in the United States or non-U.S. locations where the Company does business.
Doing Business with the Government
The Company conducts business with various national and local governments and with government-owned entities. While employees must always follow the highest standards of business ethics with all customers, employees should be aware that there are special rules that apply to doing business with a government. Some practices that are acceptable when a private company is the client, such as nominal gifts or entertainment, may cause problems, or in some cases be a violation of a law, when working with governments or government agencies. All employees and directors involved in any part of the process of soliciting from or providing service to a government entity have special obligations to follow Company policies regarding “Doing Business with the Government.” These policies also apply in circumstances where employees are supervising the work of third parties, such as consultants, agents or suppliers. Employees who have responsibilities for recruitment or hiring decisions must follow applicable laws regarding hiring former government officials, their family members or lobbyists.
Treating People Fairly and with Respect
It is the Company’s policy to treat people fairly and with respect. All employees and directors must deal with present and prospective customers, suppliers, visitors, and other employees without any discrimination because of race, color, creed, religion, sex, national origin, ancestry, citizenship status, age, marital status, sexual orientation, physical or mental disability, veteran status, liability for service in the Armed Forces of the United States or any other classification prohibited by applicable law. Managers must create an environment free of hostility, harassment, discrimination, and intimidation. Managers and other employees who violate laws or the Company’s policies requiring fairness and respectful treatment of others are subject to consequences that may include disciplinary action up to and including termination of employment. Any employee or director who believes that he or she has been the subject of harassment or discrimination, or who believes that an act of harassment or discrimination has occurred with respect to another employee or director, is encouraged to report the perceived violation.
Compliance with the Law
Employees and directors of the Company must not participate in any illegal or criminal activity. Any employee who has been formally accused of, convicted of or pleaded guilty to a felony, or has been sanctioned by a regulatory agency must report immediately such information in writing to the Director of Human Resources.

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Employees and directors must also respond to specific inquiries from the Company’s independent public accounting firm and the Company’s regulators. Employees and directors must protect the Company’s assets in whatever ways are appropriate to maintain their value to the Company. Employees and directors must take care to use facilities, furnishings, and equipment properly and to avoid abusive, careless, and inappropriate behavior that may destroy, waste or cause the deterioration of Company property.
Employees should be aware of the laws and regulations applicable to the Company. These include, for example, the Bank Secrecy Act, the Bank Bribery Act, the Foreign Corrupt Practices Act, Sections 23A and 23B of the Federal Reserve Act (Regulation W), Federal Reserve Regulation O, the Securities Exchange Act of 1934, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, Federal Fair Lending Laws, the Fair Credit Reporting Act, the Community Reinvestment Act, U.S. Economic Sanctions Laws, the USA PATRIOT Act, Antitrust Laws, the Bank Holding Company Act - Laws and Regulations Regarding Tie-In Arrangements, U.S. Antiboycott Laws and Regulations, the Employee Retirement Income Security Act of 1974 (ERISA), Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Uniform Services Employment and Reemployment Rights Act, all of which are summarized in the Appendix A of the Code of Conduct. Training is conducted to ensure that key managers are familiar with these laws and regulations and understand their responsibility to promote compliance by their staff members.
Every possible situation cannot be anticipated in the Code of Conduct, so employees, or directors, who are uncertain about any aspect of the Code of Conduct or how it should be applied or interpreted, are encouraged to discuss the question with their manager, the Chief Compliance and Ethics Officer, the General Counsel or the Director of Human Resources. An employee or director who compromises or violates the law, and any employee who violates the Company’s policies relating to the conduct of its business or the ethical standards contained in the Code of Conduct, is subject to corrective action, up to and including dismissal from employment or directorship at the Company and, in some cases, may also be subject to criminal or civil proceedings under applicable laws.
The Code of Conduct is published on the Company’s Intranet site that is accessible to most employees. The Company also distributes a copy of the Code of Conduct annually to each employee either electronically or in hardcopy. Managers must review the Code of Conduct annually with their staff members. The Code of Conduct is also included in the materials given to new employees by Human Resources. Certain employees are required to annually complete a Code of Conduct Questionnaire and Affiliation Record and to certify that they recognize their responsibility to comply with the Code of Conduct. Managers must review the Questionnaire and Affiliation Record responses of employees on their staff and determine whether they are satisfactory, require further review by more senior managers or require corrective action.
Material changes to the Code of Conduct will be communicated to employees and directors promptly. Waivers of Code of Conduct requirements for executive officers and directors of the Company will be considered and, if appropriate, granted by the Board or a Board committee and disclosed.
All employees and directors are encouraged strongly to assist management in its efforts to ensure that the Code of Conduct is being followed by all employees (i.e., colleagues, staff members and superiors) and directors. Employees or directors observing or suspecting a breach of the Code of Conduct or any law, regulation or other Company policy by another employee or director in connection with that other employee’s or

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director’s conducting business for the Company, must report the breach and describe the circumstances to management or to the non-management director designated to receive complaints via mail or e-mail. Alternatively, the observing or suspecting employee or director can call the Employee Ethics Help Line or the Ethics Hot Line (Ethics Point), both of which allow for anonymous communication.
All reports are treated as confidential to the extent consistent with the appropriate investigation. Senior officers or the non-management director will investigate all matters reported and determine whether remedial action and notification to regulators or law enforcement is appropriate. Failure to fully cooperate with an internal investigation may result in disciplinary actions up to and including termination. Retaliation of any kind against any employee or director who makes a good faith report of an observed or suspected violation of the Code of Conduct or any law, regulation or Company policy is prohibited. All employees must respect the need for enforcement of the Code of Conduct and the importance of the disclosure of suspected violations.
Options for Reporting
Reports of suspected or actual breaches of law, regulation or the Code of Conduct may be made to the employee’s manager, a more senior manager in the business, the Chief Compliance and Ethics Officer, the General Counsel or the Director of Human Resources. Such reports may be made orally or in writing and will be treated as confidential to the extent consistent with appropriate investigation and remedial action. Reports can also be made via email at ethics@bnymellon.com or by calling the Company Ethics Help Line using the following phone numbers:
•	United States and Canada: 1-888-635-5662

•	Europe: 00-800-710-63562

•	Brazil: 0800-891-3813

•	Australia: 0011-800-710-63562

•	Asia: 001-800-710-63562 (except Japan)

•	Japan: appropriate international access code + 800-710-63562

•	All other locations: call collect to 412-236-7519
If desired, Employees may call the Ethics Help Line anonymously, as calls to the Ethics Office do not display a caller’s identification.
If employees are uncomfortable speaking with a representative of the Company directly, they may choose to contact the Ethics Hot Line (Ethics Point), an independent hotline provider, via the web at http://www.ethicspoint.com (the site is hosted on Ethics Point’s secure servers and is not part of the Company’s web site or intranet) or by calling the Ethics Hot Line (Ethics Point) at:
•	United States and Canada: 1- 866-294-4696

•	Outside the United States dial the following AT&T Direct Access Number for your country and carrier, then 866-294-4696
•	United Kingdom: British Telecom 0-800-89-0011; C&W 0-500-89-0011; NTL 0-800-013-0011

•	India 000-117

•	Brazil: 0-800-890-0288

•	Ireland: 1-800-550-000; Universal International Freephone 00-800-222-55288

•	Japan: IDC 00 665-5111; JT 00 441-1111; KDDI 00 539-111

•	Australia: Telstra 1-800-881-011; Optus 1-800-551-155

•	Hong Kong: Hong Kong Telephone 800-96-1111;

•	New World Telephone 800-93-2266

•	Singapore: Sing Tel 800-011-1111; StarHub 800-001-0001

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Reports may also be made to an independent Director of the Board who has been designated to receive such reports. Employees may contact the independent Director via mail addressed to The Bank of New York Mellon Corporation, Inc., Church Street Station, P.O. Box 2164, New York, New York 10008-2164, Attn: Non-Management Director, or via e-mail to non-managementdirector@bnymellon.com.

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The Boston Company Asset Management, LLC Personal Trading Policy
The Boston Company Asset Management, LLC’s (TBCAM) Personal Trading Policy applies to all TBCAM employees (each, an Employee).
Initial Procedure
Upon commencement of employment at TBCAM each new Employee must acknowledge in writing, that they will comply with The Bank of New York Mellon Corporation Code of Ethics, which includes the Code of Conduct and Securities Trading Policy (the Policy). A Pre-clearance Compliance Officer (PCO) will classify each Employee as either an Investment Employee (IE), or, in the case of portfolio managers and research analysts, an Access Decision Maker (ADM) or Microcap Access Decision Maker (MCADM). A PCO will also periodically review the status of and reclassify Employees whose responsibilities have changed due to promotion or change of duties.
A PCO will review the Policy with all newly hired Employees, either in a group setting or individually. Periodically, or upon request, the PCO may offer additional review sessions.
Within 10 calendar days of employment Employees are required to submit to The Bank of New York Mellon Corporation Ethics Office (Ethics Office) a copy of their initial holdings via the automated Personal Trading System (PTS). Although the Ethics Office will request duplicate statements and confirms from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Ethics Office. Effective July 1, 2008 all TBCAM employees are required to maintain all beneficially owned accounts with an approved broker.
Daily Pre-clearance Procedure
Employees who wish to place a personal securities transaction for a reportable security, as defined in the Policy (collectively, a Transaction) must first request and receive approval to do so by accessing the PTS and completing and submitting a Pre-Trade Authorization Form (PTAF). Approved Transactions must be executed no later than the end of the next business day.
Requests will be denied for Transactions for which trades are pending in the same security in a client account and for at least two business days after trades were executed in the same security in a client account, subject to certain deminimis exceptions as more fully explained in the Policy. Moreover, Portfolio Managers are prohibited from trading in a security for seven days before and after trades in that security are executed in client accounts he or she manages.
Also, requests will be denied for the following types of Transactions or any other Transactions prohibited in the Policy but not listed here:
1.	IPO’s (subject to certain exceptions outlined in the Policy);

2.	Securities on TBCAM’s restricted list (subject to certain deminimis exceptions outlined in the Policy);

3.	Short sales of Bank of New York Mellon securities;

4.	Option transactions involving Bank of New York Mellon securities;

5.	Sales of Bank of New York Mellon securities within 60 days of purchase (except in extreme hardship cases); or

6.	Purchases of Bank of New York Mellon securities on margin.

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The Boston Company Asset Management, LLC Personal Trading Policy
Backup Manual Pre-clearance Procedure
If the PTS is or will be inoperable for an extended period of time the PCO may allow Employees to pre-clear their Transactions through a manual process facilitated by the TBCAM Compliance Department. All such pre-clearance requests must be made using the TBCAM Manual Pre-clearance Request Form (Form)
Upon receipt of a completed Form, the PCO (or its designee) shall review the request using the TBCAM Equity Trading System and any restricted lists. The PCO (or its designee) will provide the Employee with notice, in writing, of the determination of the request. Copies of all Forms will be forwarded to the Ethics Office to ensure all executed trades were approved and compliance with the short term profit rule.
Transaction Review Procedures
The Ethics Office compares pre-clearance requests to the duplicate confirms received from Employees brokers. The Ethics Office conducts the comparison to ensure all Transactions were approved and in compliance with the 60 day short term profit rule on opposite transactions in the same security.
Quarterly Procedure — Transaction Review
Each Employee is required to file, via the PTS, a Personal Quarterly Transaction Report (QTR). A QTR must be filed for any full or partial quarter in which the Employee was employed at TBCAM. In addition, each Employee who is also an ADM is required to file an ADM Quarterly Transaction Report which includes, among other things, additional information regarding any Transactions that may conflict with trades in their client’s accounts.
All Transactions listed on Employee QTRs will be reviewed in an effort to assist Compliance personnel in ensuring that personal trading is being conducted in compliance with the Policy. More specifically, the purpose of the review is to assist Compliance personnel in monitoring personal trading for “front running” “7-Day Blackout violations (as a backup to the PTS system) and assist in identifying patterns of trading by Employee(s) that may lead to further review or require ongoing detailed monitoring.
The PCO (or it’s designee), acting together with the Ethics Office and senior TBCAM management will take all necessary and appropriate actions for any detected Policy violations.
Private Placement Review
Private Placements require the approval of the Employee’s Manager, the Compliance Department and the Bank of New York Mellon Investment Ethics Council
Any Employee who seeks to invest in a private placement must complete the Placement Form (PP Form) and submit the completed PP Form to the PCO (or its designee). Decisions relative to such investments are based on the specific facts and circumstances.
Upon receiving a completed PP Form, the PCO will make reasonable efforts to confirm the information provided by the Employee and will inform the Employee that he or she will be required to disclose that investment whenever he or she participates in any consideration of an investment

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The Boston Company Asset Management, LLC Personal Trading Policy
in the issuer by an advised account and will remind such associate that the final decision to acquire any such securities for a client account must be subject to independent review.
The PCO will provide the information to the Employee’s manager to confirm that the manager approves of the proposed Employee transaction. Upon approval by the Employee’s manager, the PCO will forward the PP Form to the Ethics Office for final approval by the Bank of New York Mellon Investment Ethics Council.
Upon receipt of approval from the Investment Ethics Council, the PCO will notify the Employee of approval, and the Ethics Office will issue a formal approval. If, at any point in the approval process, the request is denied, the PCO will notify the Employee that their private placement request is denied.
Sanctions
Employees who are not in compliance with this Policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, a warning, probation, suspension or termination of employment.
Preclearance Authority
Persons authorized to preclear Transactions
Michael McManus
Rose Lombardo
Jennifer Cassedy
Krisanne Duchemin

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